Exhibit 99.2

Rural Cellular Corporation
3rd Quarter 2002
Financial Results Teleconference Commentary
November 13th, 2002

Teleconference Administrative Topics

Chris Boraas

•	Good morning, everyone.
•	I would like to remind you that this call is being broadcast live through our Web site, at WWW.RCCWIRELESS.COM.
•	An archive will also be available in the investor relations’ section of our Web site.
•	In addition, a dial-in replay will be available through November 22, 2002, after the completion of this call.
•	The required information to log into this replay is included in our press release issued last night.
•	A Form 8-K will also be filed today including as exhibits the text from today’s teleconference and our 3rd Quarter financial press release.
•	Tomorrow, we of course, plan to file our 3rd quarter Form 10-Q.
•	Presenting this morning will be Richard Ekstrand, RCC’s President and CEO, and Wesley Schultz, RCC’s chief financial officer.
•	Following the opening remarks, Rick, Wes and Ann Newhall, RCC’s Chief Operating Officer, will be available to take your questions.
•

Before we begin, I want to state that any comments about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of acquired operations with RCC’s existing operations, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed from time to time in RCC’s  Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

•	And with that, I’ll turn it over to Rick Ekstrand.

CEO Discussion

Richard Ekstrand

•	Thanks, Chris, and good morning, everyone,
•	We are faced today with a lot of questions in the telecommunications industry.
•

This difficult time is on the heels of the unmet expectations of the dot-com boom, a national recession, growing corporate distrust, coupled with world concerns regarding the potential for war in the Middle East.

•	I’ve heard some refer to this convergence of events as the “Perfect Storm”.
•

YET, we are a determined and resilient group and intend to keep talking about our business, which continues to go beyond words and projections demonstrating solid financial performance that consistently outperforms its peers.

•	So, once again, with much going on outside of our control, we continue to stay focused on running our business including:
	1)	bringing continued efficiency to operations;
	2)	building and positioning networks for the future;
	3)	growing and keeping the right customers; and
	4)	generating increasing free cash flow through these actions
	•	Our operating and EBIDTA margins have historically been strong and among the best in the industry and this quarter’s EBITDA margin of 49% highlights this once again.
	•	Going into next year, we will continue to focus on operations and look forward to even greater efficiency.
	•	From a network evolution standpoint, we are evaluating our alternatives for next generation services.
	•	At the same time, we are continuing to strengthen our existing networks through cell site construction, while also deploying government mandated services such as E-911.

•

We remain confident that the continuity of existing roaming relationships together with creative uses of technology will result in a stable roaming environment and, quite possibly, an opportunity to expand our roaming revenues.

	•	As discussed last quarter, we have signed agreements with national roaming partners positioning RCC for the continuation of solid roaming revenue in 2003 and beyond.
	•	We continue to see increased competition in each of our regions, but with our decentralized approach, our management teams are well positioned to move quickly.
	•	Understanding that rural penetration lags metro areas, we continue to see upside as we attract new customers.
	•	Having said this, our robust networks often end up giving us a competitive edge in our service areas.
	•	Our customers would rather have a phone that works wherever they go than service from a provider with a glitzy promotion but spotty coverage.
	•	As evidenced by the anticipated completion during the fourth quarter of 40 additional new cell sites, our network continues to be a strategic focus.
	•	Although limited PCS overbuilds in our service areas are likely for national players, there are some very good arguments against comprehensive overbuilding of rural areas with the PCS spectrum.
	•	Today’s difficult capital markets together with the required capital expenditures necessary for next generation deployment in urban areas contributes to the difficulties in overbuilding rural markets.
	•	Also contributing to our momentum is wireline replacement.
	•	As already highlighted for us by several wireline releases this quarter, wireless continues to grow as the preferred voice communication solution.
	•	We also look forward to making continued progress in our ETC efforts.
	•	Our previously announced authorization in Washington state, together with headway made in other states, positions ETC to make a meaningful impact on our financial performance in 2003.
•	Understanding our strategies is useful but I would also like to point out some qualities that are somewhat unique to RCC and position us for the long haul.
	•	RCC operations are strong.
	•	While historically, with many wireless companies just breaking into EBITDA positive performance, RCC has been EBITDA positive for many years producing industry leading margins.
	•	But more importantly, we are positive free cash flow and have for five consecutive quarters.
•

As you can see on the cash line item of our balance sheet, we’ve increased our cash reserves through operations by approximately $19 million in the third quarter and are already positioned to meet next year’s required debt amortization.

•

Although the fourth quarter of next year presents a challenging step down in our credit facility’s total debt leverage ratio, we continue to anticipate being in compliance with all covenants throughout 2003.

	•	Because of this and our track record of success, our relationship with our bank group is strong in spite of today’s challenging capital markets.
	•	Regarding customer performance, it is important for you to appreciate that RCC is selective in its customer growth and does not have bank covenants requiring customer growth at any cost.
	•	As a result, we are also not burdened with low credit quality customers.
	•	Our consistently strong retention levels together with low levels of bad debt expense support this strategy.
•

So, in summary, when you stand back and look at RCC and the options available to us, you have to appreciate the fact that 1., we have options and 2., one option is to run the business, steady as she goes.

	•	RCC is positioned to weather this storm, grow its business and achieve profitability.
	•	And on that note, I want to once again thank our employees for their dedication and hard work.
	•	It’s not easy, but once again, with all of their efforts, we have a great company and have another solid quarter under our belt.
•	And with that, I’ll turn it over to Wesley Schultz, our CFO, for a financial wrap-up of our third quarter.

CFO Discussion

Wesley E. Schultz

•	Thanks, Rick.
•	This quarter’s EBITDA once again exceeded market expectations, coming in at $60.7 million, the first $60 million quarter in the Company’s history.
•	Also, this quarter’s 49% EBITDA margin ranks as one of the best in the industry.
•	Year-to-date free cash flow is also ahead of last year by 158%.
•	To put it another way, we are continuing to take in more cash than we spend, which resulted in approximately $19 million of free cash flow during the quarter and $63 million year-to-date.
•	In fact, we have been free cash flow positive for 9 out of the last 11 quarters.
•	Contributing to our excellent financial results were strong roaming revenues.
•	We appreciate these reliable revenue streams and are pleased with our roaming agreements with national carriers such as AT&T, Verizon, Cingular, Sprint and T-Mobile.
•	These agreements provide us the opportunity for continuing long-term growth in roaming revenues.
•	But, as we indicated in our 2nd quarter call, we expected 3rd quarter roaming revenues to decline, which they did.
•	This makes the 7% increase in year-over-year EBITDA growth even more meaningful.
•	Our average per minute roaming yield for the 3rd quarter was 27 cents while minutes increased approximately 30% over last year.
•	The resulting decline in revenue, as we discussed last quarter, is expected to be offset in the near future by continued increases in minutes.
•	And having said that, we expect to see 4th quarter’s roaming revenues at or slightly more than in last year’s 4th quarter.
•	Incollect minutes continue to grow; yet as we’ve talked about in previous calls, the increase in minutes has been more than offset by declines in our cost per minute.
•	For the third quarter, average incollect cost per minute was $0.17 as compared with $0.24 last year resulting in incollect expense for the quarter declining to $12.7 million.
•	Before we get too far into the expense detail of the P&L, I am pleased to highlight that network costs and SG&A, added together, decreased by 9% year-over-year.
•	Network cost as a percentage of total revenues decreased to 20% as compared to 22% last year.
•	SG&A also continues to decline as a percentage of total revenues, coming in at 23% as compared to 25% last year.
•	This decline is largely tied to lower bad debt expense and other cost reduction initiatives.
•	Our bad debt expense decreased this quarter to $2.0 million, from $4.6 million during the third quarter last year.
•

With our strong performance during the first nine months of this year, we are comfortable once again increasing our EBITDA guidance for the year, from $215M to approximately $217 million, clearly in excess of the original guidance of  $211 million.

•	And now, let’s talk about customers.
•	During the third quarter, we had a one-time customer reclassification, of 3,125, from postpaid customers to wholesale.
•	This reclassification consistently categorizes our different customer groups within our four regions and was a result of amending a contract with one of our wholesale customers.
•	Without this one-time adjustment, net postpaid adds were 7,900 for the quarter as compared with a negative 900 during last year’s third quarter.
•	We had 44,000 postpaid gross adds this quarter, which is consistent with the two previous quarters this year.
•	Our focus, as we’ve discussed in the past and continue to demonstrate, is attaining quality postpaid customers.
•	Our prepaid customer base declined 6,300 this quarter.
•	Digital customers now account for approximately 74% of our total customer base.
•	Year-to-date capital expenditures have been $41.5 million and we expect to spend an additional $25 million during the fourth quarter.
•	Much of the capital allocation this quarter and next is for new cell site construction.
•	As Rick mentioned, we expect to turn up approximately 40 additional cells sites during the fourth quarter.
•	At September 30, 2002, we had 712 cell sites as compared to 684 at the beginning of the year.
•	As we stated in our last call, we expected to discontinue using our phone-leasing program in the 3rd quarter of this year, which we did.
•	And we do not expect to use it in the 4th quarter either.

•	At the end of the 3rd quarter, we had $794 million outstanding under our credit facility with an additional $259 million available under the revolver.
•	RCC is in compliance with all of its bank covenants.
•

Regarding our status with Nasdaq, we announced on October 10th that we had received a Nasdaq Staff Determination indicating that the Company does not comply with the minimum bid price requirements and, therefore, its common shares are subject to delisting.

•	We have requested a hearing before a Nasdaq Listing Qualifications Panel to review this determination.
•	We received confirmation from Nasdaq establishing a hearing date of November 22, 2002.
•	There can be no assurance the Panel will grant our request for continued listing.
•	If we do not prevail, our common stock would likely be quoted on the OTC Bulletin Board.
•	And now for some accounting matters.
•

7As we discussed in August on our last call, it was determined that some of our derivatives and hedge instruments did not qualify for hedge accounting treatment under Statement of Financial Accounting Standards No.133.

•	Subsequent to this event, and as we discussed in our 2nd quarter 10-Q, we decided to have Deloitte & Touché LLP, our independent auditors, perform an audit of our 2001 financial statements.
•	This audit is now complete subject to final review procedures by Deloitte & Touche.
•	I am pleased to report that there were no adjustments relative to the operations or cash.
•	There were no adjustments made to revenue, operating income or EBITDA from the numbers that we have previously eported.
•	However, it was discovered that some additional hedges did not qualify for hedge accounting treatment according to SFAS No. 133.
•	As a result, 2001 interest expense will increase by $15.2 million to reflect this noncash adjustment.
•	A correction was also made to our calculation for the non-cash dividends on our Class M preferred stock to reflect the compound effect of previous dividend accruals.
•	We plan to amend our 2001 Annual Report on Form 10-K and our 2002 first and second quarter 10-Qs.
•

I think it is again important to point out that there were no adjustments to any operational aspects of our business affecting revenue, operating income or EBITDA and the adjustments taken were all noncash items.

•	In addition, the correction in accounting treatment will not impact any debt-related covenants contained in our credit facility.
•	I would encourage you to review our 3rd quarter 10-Q, which will be filed by tomorrow for further explanation of these restatements.
•	Because of the increased potential for noncash interest volatility in our interest expense line item, we are now reporting free cash flow excluding noncash interest expense.
•	We believe this will give investors a more accurate measurement of the free cash flow generated during the quarter.
•

Moving on, we are nearing completion of the second phase of our evaluation to determine the amount of impairment to certain assets according to SFAS No. 142 and anticipate taking a non-cash charge of approximately $420 million, retroactive to the first quarter of 2002.

•	This charge will be included in the restated 10-Qs that we previously discussed.
•	If we are unable to complete this evaluation prior to tomorrow's expected filing of our 10-Q, we will need to amend the 3rd quarter 10-Q as well.
•	Going forward, we will evaluate these assets for impairment annually in the fourth quarter using the fair value approach.
•	Thank you. Now, I will turn the teleconference back to Michelle, who will poll you for any questions.

RICK’S CONCLUSION

•	Thanks again for your interest in Rural Cellular.
•	Throughout our call today, I hope we’ve made clear that RCC is well positioned to survive these difficult times.
•	Our management is strong, our customer growth solid, and our networks are the best in our service areas.
•	And because of these qualities, we have strong operations and liquidity that, together with the ownership of strategic assets, position us to have substantial upside to our current equity valuation.
•	And with that, I look forward to discussing our 4th quarter progress in February.